KLA-Tencor Corporation Appoints Victor Peng to Board of Directors
February 1, 2019 at 9:00 AM EDT
MILPITAS, Calif., February 1, 2019 /PRNewswire/ -- KLA Corporation (NASDAQ: KLAC) today announced the appointment of Victor Peng to its board of directors.
Mr. Peng is President and Chief Executive Officer of Xilinx, where he also serves as a member of the Board of Directors. Peng has over 30 years of experience leading technology transformation, defining and bringing to market FPGAs, SoCs, GPUs, high performance microprocessors and chip sets, and microprocessor IP products.
"We're excited to have Victor Peng join the KLA board," commented Edward W. (Ned) Barnholt, chairman of the board of KLA Corporation. "Victor is an accomplished semiconductor industry leader who brings significant business knowledge, technical expertise, and operational experience that will be invaluable to KLA as we execute our strategies for growth and market leadership.
Peng joined Xilinx in 2008 and was named President and CEO of the company in January of 2018. Previously, he was Xilinx’s chief operating officer, with responsibility for global sales, global operations and quality, product development, and product and vertical marketing. Prior to that, he served as the Company's executive vice president and general manager of Products, a position he held since July 2014. Mr. Peng previously held executive roles at AMD, ATI, and MIPS Technologies.
Peng serves on the board of the Semiconductor Industry Association. He earned a BSEE from Rensselaer Polytechnic Institute and an M.Eng. in Electrical Engineering from Cornell University. He holds four U.S. patents.
About KLA:
KLA-Tencor Corporation (aka “KLA Corporation” or “KLA”) develops industry-leading equipment and services that enable innovation throughout the electronics industry. We provide advanced process control solutions for manufacturing wafers and reticles, integrated circuits and packaging. In close collaboration with leading customers across the globe, our expert teams of physicists, engineers, data scientists and problem-solvers design solutions that move the world forward. Additional information may be found at www.kla.com (KLAC-F).
Investor Relations: Ed Lockwood Sr. Director, Investor Relations (408) 875-9529 ed.lockwood@kla-tencor.com; Media Relations: Becky Howland, Ph.D., Sr. Director, Corporate Communications, (408) 875-9350, becky.howland@kla-tencor.com